Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TCR2 Therapeutics Inc.:

We consent to the use of our report dated March 30, 2020, with respect to the consolidated balance sheets of TCR2 Therapeutics Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

March 30, 2020